EXHIBIT 10.15

AMENDMENT TO THE BAXALTA INCORPORATED EMPLOYEE STOCK PURCHASE PLAN

This AMENDMENT TO THE BAXALTA INCORPORATED EMPLOYEE STOCK PURCHASE PLAN (this “Amendment”) is made as of February 4, 2016 by Baxalta Incorporated, a Delaware corporation (the “Company”).

W I T N E S S E T H.

WHEREAS, the Company adopted the Employee Stock Purchase Plan (the “ESPP”) on July 1, 2015 (capitalized terms not defined herein shall have the meaning given such terms in the ESPP);

WHEREAS, Shire plc, a company incorporated in Jersey (“Parent”), the Company, and BearTracks, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) with the Company continuing as the surviving entity following the Merger as a wholly owned subsidiary of Parent;

WHEREAS, pursuant to Section 2.4 of the Merger Agreement, the Company has agreed to amend the ESPP as provided herein; and

WHEREAS, the Company has determined it appropriate to amend the ESPP as set forth herein.

NOW, THEREFORE, the Company hereby amends the ESPP as follows:

1.	The following Section 10.3 shall be added to the ESPP:

10.3 Amendments related to the Merger Agreement.

(i) No additional Offering shall be commenced between January 10, 2016 (the “Effective Date”) and the Effective Time (as defined in that certain Agreement and Plan of Merger, dated January 10, 2016 by and between the Company and Shire plc (the “Merger Agreement”)), (ii) each Offering that would otherwise extend beyond the Effective Time will have an Offering End Date that is seven (7) business days prior to the anticipated Effective Time, (iii) each Participant’s accumulated contributions under the ESPP shall be used to purchase shares of Stock in accordance with the ESPP, (iv) the applicable purchase price for shares of Stock (as a percentage of the fair market value of Stock) shall not be decreased below the levels set forth in the ESPP as of the Effective Date, (v) no Participant may increase his or her rate of payroll deductions used to purchase shares of Stock under the ESPP after the Effective Date, (vi) only Participants in the ESPP as of the Effective Date may continue to participate in the ESPP after the Effective Date, and (vii) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

2.	Notwithstanding the foregoing, in the event that the Merger Agreement is terminated for any reason, this Amendment shall be deemed null and void.

3.	Except as specifically set forth herein, the ESPP and all of its terms and conditions remain in full force and effect, and the ESPP is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment, all references in the ESPP to “this Plan,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the ESPP as amended by this Amendment.

BAXALTA INCORPORATED

By:	/s/ Stephanie D. Miller
	Name:	Stephanie D. Miller
	Title:	SVP and Corporate Secretary